Optex Systems Receives $2.5 Million Purchase Order for
Panoramic Telescopes from U.S. Army

Richardson, TX,- June 30, 2010 - Optex Systems Holdings, Inc. (OTC BB: OPXS), a leading manufacturer of optical sighting systems and assemblies primarily for Department of Defense applications, today announced that the U.S. Army Tank-Automotive and Armaments Command, Warren, Michigan location, (TACOM-Warren) has awarded Optex a $2.5 million purchase order for additional M137 panoramic telescopes.  These M137s are being used in support of certain models of Howitzers (e.g, M119 and M198).  This is the fourth delivery order in the final ordering period of the existing 5 year contract between Optex and TACOM-Warren.  Delivery of the M137s is scheduled to begin in January 2011 and will continue through August 2011.

Danny Schoening, COO of Optex Systems, commented, “In recent years, the Army has been challenged with fighting enemies in varied terrain across the world, and Howitzers have played a central role in combat in these environments.  Optex is pleased to provide the M137 as a critical component of Howitzer fire control that improves the effectiveness of the weaponry.  This follow-on order allows our manufacturing facility to maintain its present rate of M137 production through August 2011, providing additional cost efficiencies throughout the supply chain.”

ABOUT OPTEX SYSTEMS

Optex, which was founded in 1987, is a Richardson, Texas – based ISO 9001:2008 certified concern, which manufactures optical sighting systems and assemblies, primarily for Department of Defense (DOD) applications. Its products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, Light Armored and Armored Security Vehicles, and have been selected for installation on the Stryker family of vehicles. Optex also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. Optex delivers its products both directly to the military services and to prime contractors. For additional information, please visit the Company’s website at www.optexsys.com.

Safe Harbor Statement

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Contact:

Stanley A. Hirschman
President
Optex Systems Holdings, Inc.
1420 Presidential Drive
Richardson, TX  75081
(972) 644-0722
ir@optexsys.com